EXHIBIT 99.1

KEYSOURCE FINANCIAL, INC.

2007 NONSTATUTORY STOCK OPTION PLAN, AS
ASSUMED BY BNC BANCORP AND AMENDED

AND RESTATED EFFECTIVE SEPTEMBER 14, 2012

BNC Bancorp, a North Carolina corporation (“BNC”), as successor in interest by merger to KeySource Financial, Inc., a North Carolina corporation (“KeySource”), does herein set forth the terms of the KeySource Financial, Inc. 2007 Nonstatutory Stock Option Plan (hereinafter referred to as this "Plan"), which has been adopted by KeySource’s Board of Directors and approved by the shareholders of KeySource as provided in paragraph 21 hereof, and assumed by BNC pursuant to that certain Agreement and Plan of Merger between BNC and KeySource dated as of December 21, 2011, as amended (the “Merger Agreement”), and amended and restated effective September 14, 2012 (the “Merger Effective Date”). As used herein, “Company” means (unless the context otherwise requires, as determined by the Board (as hereinafter defined)) (i) prior to the Merger Effective Date, KeySource; and (ii) after the Merger Effective Date, the “Company” shall refer to BNC, the surviving corporation in the merger of KeySource into BNC, pursuant to the Merger Agreement.

1.          Purpose of this Plan. The purpose of this Plan is to provide for the grant of Nonstatutory Stock Options (hereinafter referred to as "Options" or singularly, "Option") to Eligible Directors (as hereinafter defined) of the Company or its subsidiaries (subject to any restrictions imposed pursuant to Paragraph 4 below) who wish to invest in the Company’s common stock (hereinafter referred to as "Common Stock"). Without limiting the effect of the foregoing, on and after the Merger Effective Date, references to the "Common Stock" shall mean the Common Stock of BNC. The Board believes that participation in the ownership of the Company by the Eligible Directors will be to the mutual benefit of the Company and the Eligible Directors. As used herein, "Board" means the Board of Directors of the Company. Without limiting the effect of the foregoing, on and after the Merger Effective Date, references to the "Board" shall mean the Board of Directors of BNC. In addition, the existence of this Plan will make it possible for the Company to attract capable individuals to serve on the Board or the boards of directors of its subsidiaries. As used herein, the term "Eligible Directors" or singularly, "Eligible Director," shall mean, with respect to Options granted before the Merger Effective Date, members of the Board of Directors of KeySource or its subsidiaries serving at the time of adoption of this Plan or who may have served thereon from time to time and those individuals holding the title "Director Emeritus" as conferred at the election of the Board and, with respect to Options granted on or after the Merger Effective Date, shall mean members of the Board of Directors of BNC or its subsidiaries serving at the time of the grant of the Option and those individuals holding the title "Director Emeritus" as conferred at the election of the Board, so long as such director or "Director Emeritus" was not employed by or served on the Board of Directors of BNC or any of its subsidiaries at the time of the Merger, or any other similar or amended NASDAQ restriction that may be in place from time to time.

2.          Administration of this Plan.

(a)          This Plan shall be administered by the Board. The Board shall have full power and authority to construe, interpret and administer this Plan. All actions, decisions, determinations, or interpretations of the Board shall be final, conclusive, and binding upon all parties.

(b)          The Board may designate any officers or employees of the Company or its subsidiaries to assist in the administration of this Plan. The Board may authorize such individuals to execute documents on its behalf and may delegate to them such other ministerial and limited discretionary duties as the Board may see fit.

3.          Shares of Common Stock Subject to this Plan. The maximum number of shares of Common Stock that shall be offered under this Plan is one hundred seventy-two thousand two hundred fourteen (172,214) shares, subject to adjustment as provided in paragraph 14; provided, however, that such maximum aggregate number of shares and the numbers of shares referenced in (i) and (ii) herein shall be adjusted as of the Merger Effective Date as may be necessary to comply with the Merger Agreement and NASDAQ Listing Rule 5635(c)(3) and the related interpretive material in IM-5635-1, or any successor provision thereto. Shares subject to Options which expire or terminate prior to the issuance of the shares of Common Stock shall lapse and the shares of Common Stock originally subject to such Options shall again be available for future grants of Options under this Plan.

4.          Eligibility; Grant of Options. Each Eligible Director (subject to any restrictions imposed pursuant to Paragraph 1 and Paragraph 3 above) serving on the Board shall receive an Option to purchase shares of Common Stock in the amount as shall be determined by the Board of Directors by a majority vote, or upon action by consent from the entire Board (other than any interested Director(s)). Any Options not granted hereby may be reserved for future issuance by a majority vote of the entire Board. Notwithstanding the preceding two sentences, the grant of any Options to a Eligible Director under the Plan after the Merger Effective Date shall be subject to, and may only be made if in accordance with, applicable laws, including but not limited to (a) Section 422 of the Code and (b) the requirements applicable under NASDAQ Listing Rule 5635(c)(3) and the related interpretive material in IM-5635-1, or any successor provision thereto.

5.          Vesting of Options.

(a)          Unless the Board determines otherwise in an Option Agreement, Options granted under this Plan shall vest and the right of an Eligible Director to exercise an Option shall be nonforfeitable in accordance with the following schedule:

Percentage of
Date When Such Options Become Vested	Such Options Vested

Date of grant	20%
First Anniversary of the date of grant	20%
Second Anniversary of the date of grant	20%
Third Anniversary of the date of grant	20%
Fourth Anniversary of the date of grant	20%

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(b)          In determining the number of shares of Common Stock under each Option vested under the above vesting schedule, an Eligible Director shall not be entitled to exercise an Option to purchase a fractional number of shares of the Common Stock. If the product resulting from multiplying the vested percentage times the Option results in a fractional number of shares of Common Stock, then an Eligible Director's vested right shall be to the whole number of shares of Common Stock disregarding any fractional shares of Common Stock.

(c)          Unless the Board determines otherwise in an Option Agreement, in the event that the directorship of an Eligible Director is terminated for “cause,” such Eligible Director's Options under this Plan shall be forfeited and shall be available again for grant to Eligible Employees as may be determined by the Committee. Such forfeiture shall apply whether or not any such Options have been vested.

(d)          Unless the Board determines otherwise in an Option Agreement, in the event that the directorship of an Eligible Director with the Company should terminate for any reason other than for “cause,” retirement (including retirement and designation as “director emeritus”), disability, death or following a “change in control” of the Company prior to the date when all Options allocated to the Eligible Director would be 100% vested in accordance with the applicable schedule in Paragraph 3(a) hereof, the Eligible Director may exercise any vested Options and all Options not already vested shall be forfeited and shall be available again for grant to Eligible Directors as may be determined by the Board.

(e)          In the event that the directorship of an Eligible Director with the Company should terminate because of such Eligible Director's disability, death, or retirement, or following a "change in control" of the Company, as such terms are defined in paragraph 12 hereof, prior to the date when all Options allocated to the Eligible Director would be 100% vested in accordance with the applicable schedule in paragraph 5(a) above, then, notwithstanding the foregoing schedule in paragraph 5(a) above, all Options allocated to such Eligible Director shall immediately become fully vested and nonforfeitable.

6.          Option Price.

(a)          The price per share of each Option granted under this Plan (hereinafter called the "Option Price") shall be determined by the Board as of the effective date of grant of such Option, but in no event shall such Option Price be less than 100% of the Fair Market Value (as hereinafter defined) of Common Stock on the date of grant. An Option shall be considered as granted on the later of (i) the date that the Board acts to grant such Option, or (ii) such later date as the Board shall specify in an Option Agreement (as hereinafter defined).

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(b)          With respect to Options granted before the Merger Effective Date, the fair market value of a share of Common Stock shall be determined as follows: (i) if on the date as of which such determination is being made, Common Stock being valued is admitted to trading on a securities exchange or exchanges for which actual sale prices are regularly reported, or actual sale prices are otherwise regularly published, the fair market value of a share of Common Stock shall be deemed to be equal to the closing sale price as reported on the date as of which such determination is made; provided, however, that, if a closing sale price is not reported for such date, then the fair market value shall be equal to the closing sale price on the most recent trading day for which a closing sale price is available, or (ii) if on the date as of which such determination is made, no such closing sale prices are reported, but quotations for Common Stock are regularly listed on the National Association of Securities Dealers Automated Quotation System or another comparable system, the fair market value of a share of Common Stock shall be deemed to be equal to the arithmetic mean of the bid and asked prices for such Common Stock quoted on such system as reported for the date as of which such determination is made, but if bid and asked prices are not available for such date, then the fair market value shall be equal to the arithmetic mean of the bid and asked prices on the most recent trading day for which such prices are available, or (iii) if no such quotations are available, the fair market value of a share of Common Stock shall be deemed to be the average of the bid and asked prices furnished by a professional securities dealer making a market in such shares, as selected by the Committee, for the most recent trading date practicable. In the event that none of the foregoing methods can be applied to establish the fair market value of the Common Stock, the Board shall adopt a reasonable valuation method, which valuation method shall take into consideration all available information material to the valuation of the Common Stock, and shall apply such valuation method in a reasonable manner to fix the fair market value of the Common Stock for the purposes of this Plan.

(c)          With respect to Options granted on or after the Merger Effective Date, and with respect to the Company’s Common Stock, the market price per share of such Common Stock determined by the Committee, consistent with the requirements of Section 422 of the Code and to the extent consistent therewith, as follows, as of the date specified in the context within which such term is used: (i) if the Common Stock was traded on a stock exchange on the date in question, then the "Fair Market Value" will be equal to the closing price reported by the applicable composite-transactions report for such date; (ii) if transactions in the Common Stock were quoted on the Nasdaq National Market on the date in question, then the Fair Market Value will be equal to the last-transaction price quoted by the Nasdaq National Market; (iii) if transactions in the Common Stock were quoted on a system of The Nasdaq Stock Market, Inc., but not the Nasdaq National Market, then the Fair Market Value will be equal to the average of the last reported representative bid and asked prices quoted by The National Stock Market, Inc. for such date; and (iv) if none of the foregoing provisions is applicable, then the Fair Market Value will be determined by the Committee in good faith on such basis as it deems appropriate. The Committee shall maintain a written record of its method of determining Fair Market Value.

7.          Payment of Option Price. Payment for shares subject to an Option may be made in cash or in shares of Common Stock, including shares of Common Stock underlying the option.

8.          Terms and Conditions of Grant of Options. Each Option granted pursuant to this Plan shall be evidenced by a written Nonstatutory Stock Option Agreement (hereinafter referred to as "Option Agreement") with each Eligible Director (hereinafter referred to as "Eligible Director") to whom an Option is granted; such agreement shall be substantially in the form attached hereto as "Exhibit A," unless the Board shall adopt a different form and, in each case, may contain such other, different, or additional terms and conditions as the Board may determine. The Option shall terminate as provided in paragraph 12 hereof.

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9.          Option Period. Each Option Agreement shall set forth a period during which such Option may be exercised (hereinafter referred to as the "Option Period"); provided, however, that the Option Period shall not exceed ten (10) years after the date of grant of such Option as specified in an Option Agreement.

10.         Limitation on Grant of Stock Options.

No one individual shall be granted Options under this Plan in excess of 40% of the shares reserved for issuance pursuant to Paragraph 3 hereof; provided, however, that the award limitations referenced in this Section 11 shall be adjusted as necessary to comply with the Merger Agreement and NASDAQ Listing Rule 5635(c)(3) and the related interpretive material in IM-5635-1, or any successor provision thereto.

11.         Exercise of Options. An Option shall be exercised by written notice to the Board signed by an Eligible Director or by such other person as may be entitled to exercise such Option. In the case of the exercise of an Option, the aggregate Option Price for the shares being purchased may be paid in cash or in shares of Common Stock and must be accompanied by a notice of exercise. The written notice shall state the number of shares with respect to which an Option is being exercised and shall either be accompanied by the payment of the aggregate Option Price for such shares or shall fix a date (not more than ten (10) business days after the date of such notice) by which the payment of the aggregate Option Price will be made. An Eligible Director shall not exercise an Option to purchase less than 100 shares, unless the Board otherwise approves or unless the partial exercise is for the remaining shares available under such Option. A certificate or certificates for the shares of Common Stock purchased by the exercise of an Option shall be issued in the regular course of business subsequent to the exercise of such Option and the payment therefor. During the Option Period, no person entitled to exercise any Option granted under this Plan shall have any of the rights or privileges of a shareholder with respect to any shares of Common Stock issuable upon exercise of such Option, until certificates representing such shares shall have been issued and delivered and the individual's name entered as a shareholder of record on the books of the Company for such shares.

12.         Effect of Leaving the Board. Unless the Board determines otherwise in an Option Agreement, the following provisions shall apply:

(a)          In the event that an Eligible Director is removed from the Board for “cause” (as defined in the Company’s Articles of Incorporation) any Option granted to the Eligible Director under this Plan, to the extent not previously exercised by the Eligible Director or expired, and regardless of any vesting pursuant to Paragraph 5 hereof, shall immediately terminate and shall be available again for the granting of additional options to Eligible Directors during the remaining term of this Plan upon such terms and conditions as may be determined by the Board.

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(b)          In the event that an Eligible Director should leave the Board (and/or, if applicable, the Board of Directors of a subsidiary, for any reason other than for “cause,” retirement, disability, death or following a “change in control” of the Company (as defined in Paragraph 12(f) hereof), such Eligible Director shall have the right to exercise any vested Option granted to the Eligible Director under this Plan, to the extent such Options have not been previously exercised by the Eligible Director or expired, for a period of not more than ninety (90) days following the effective date that the Eligible Director leaves the Board but in no event may any option be exercised later than the end of the Option Period provided in the Option Agreement in accordance with Paragraph 9 hereof.

(c)          In the event that an Eligible Director should leave the Board as a result of such Eligible Director’s retirement, such Eligible Director shall have the right to exercise all Options granted to the Eligible Director under this Plan, to the extent such Options have not been previously exercised by the Eligible Director or expired, for a period of not more than ninety (90) days following the effective date that the Eligible Director leaves the Board but in no event may any option be exercised later than the end of the Option Period provided in the Option Agreement in accordance with Paragraph 9 hereof. For purposes of this Plan, the term "retirement" shall mean termination of an Eligible Director's membership on the Board (i) at any time after attaining age 65 with the approval of the Board; or (ii) at the election of the Eligible Director, at any time after not less than three (3) years service as a member of the Board, such service shall be computed cumulatively for purposes of this clause (ii).

(d)          In the event that an Eligible Director should leave the Board as a result of such Eligible Director's retirement and designation by the Board as a “director emeritus,” all Options granted such Eligible Director shall vest and such Eligible Director shall have the right to exercise any Option granted under this Plan, to the extent that it has not previously been exercised by the Eligible Director or expired, at any time after such Eligible Director’s retirement but in no event may any option be exercised later than the end of the Option Period provided in the Option Agreement in accordance with Paragraph 9 hereof. For purposes of this Plan, an Eligible Director shall be designated a “director emeritus” without further action from the Board if such Eligible Director retires and has both (i) attained the age of 65 and (ii) served as a member of the Board for not less than three (3) years, such service being computed cumulatively for purposes of this clause (ii).

(e)          In the event that an Eligible Director should leave the Board (and/or, if applicable, the Board of Directors of any subsidiary) by reason of such Eligible Director's disability, such Eligible Director shall have the right to exercise an Option granted under this Plan, to the extent that it has not previously been exercised or expired, for such period of time as may be determined by the Board and specified in an Option Agreement, but in no event may any Option be exercised later than the end of the Option Period provided in the Option Agreement in accordance with Paragraph 9 hereof. For purposes of this Plan, the term "disability" shall be defined as may be determined by the Board, from time to time, or as determined at any time with respect to any individual Eligible Director.

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(f)          In the event that an Eligible Director should die while serving on the Board or after leaving by reason of disability or retirement or following a “change in control” during the Option Period provided in an Option Agreement in accordance with Paragraph 9 hereof, an Option granted under this Plan, to the extent that it has not previously been exercised or expired, shall be exercisable, in accordance with its terms, by the personal representative of such Eligible Director, the executor or administrator of such Eligible Director's estate, or by any person or persons who acquired such Option by bequest or inheritance from such Eligible Director, notwithstanding any limitations placed on the exercise of such Option by this Plan or an Option Agreement, at any time within twelve (12) months after the date of death of such Eligible Director, but in no event may an Option be exercised later than the end of the Option Period provided in an Option Agreement in accordance with Paragraph 9 hereof. Any references herein to an Eligible Director shall be deemed to include any person entitled to exercise an Option after the death of such Eligible Director under the terms of this Plan.

(g)          In the event an Eligible Director shall leave the Board as a result of a “change in control” of the Company, such Eligible Director shall have the right to exercise the Option granted under this Plan, to the extent that it has not previously been exercised by the Eligible Director or expired, for such period of time as may be determined by the Board as specified in an Option Agreement, but in no event may any Option be exercised later than the end of the Option Period provided in the Option Agreement in accordance with Paragraph 9 hereof. For purposes of this Plan, the phrase “change in control” refers to (i) the acquisition by any person, group of persons or entity of the beneficial ownership or power to vote more than twenty-five percent (25%) of the Company’s outstanding stock, (ii) during any period of two (2) consecutive years, a change in the majority of the Board unless the election of each new Director was approved by at least two-thirds of the Directors then still in office who were Directors at the beginning of such two (2) year period, or (iii) a reorganization, merger, or consolidation of the Company with one or more other entities in which the Company is not the surviving entity, or the transfer of all or substantially all of the assets or shares of the Company to another person or entity.

Notwithstanding anything else herein, a transaction or event shall not be considered a change in control if, prior to the consummation or occurrence of such transaction or event, the Eligible Director and the Company agree in writing that the same shall not be treated as a change in control for purposes of this Plan.

13.         Effect of Plan on Status as Member of a Board. The fact that an Eligible Director has been granted an Option under this Plan shall not confer on such Eligible Director any right to continued service on the Board, or the Board of Directors of any subsidiary, nor shall it limit the right of the Company to remove such Eligible Director from the Board or the Board of Directors of any subsidiary at any time in accordance with applicable federal and/or state law.

14.         Adjustment Upon Changes in Capitalization; Dissolution or Liquidation.

(a)          In the event of a change in the number of shares of Common Stock outstanding by reason of a stock dividend, stock split, recapitalization, reorganization, merger, exchange of shares, or other similar capital adjustment prior to the termination of an Eligible Director's rights under this Plan, equitable proportionate adjustments shall be made by the Board in (i) the number and kind of shares which remain available under this Plan, and (ii) the number, kind, and the Option Price of shares subject to the unexercised portion of an Option under this Plan. The adjustments to be made shall be determined by the Board and shall be consistent with such change or changes in the Company's total number of outstanding shares; provided, however, that no adjustment shall change the aggregate Option Price for the exercise of Options granted under this Plan.

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(b)          The grant of Options under this Plan shall not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company's capital structure or its business, or any merger or consolidation of the Company, or to issue bonds, debentures, preferred or other preference stock ahead of or affecting Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company's assets or business.

(c)          Except upon a “change in control”, upon the effective date of the dissolution or liquidation of the Company, this Plan and any Options granted hereunder, shall terminate.

15.         Non-Transferability. An Option granted under this Plan shall not be assignable or transferable except, in the event of the death of an Eligible Director, by will or by the laws of descent and distribution. In the event of the death of an Eligible Director, his personal representative, the executor or the administrator of such Eligible Director's estate, or the person or persons who acquired by bequest or inheritance the rights to exercise such Options, may exercise any Option or portion thereof to the extent not previously exercisable or surrendered by an Eligible Director or expired, in accordance with its terms, prior to the expiration of the exercise period as specified in subparagraph 12(e) hereof.

16.         Tax Withholding. The Company or any of its subsidiaries shall have the right to deduct or otherwise effect a withholding of any amount required by federal or state laws to be withheld with respect to the grant, exercise or the sale of stock acquired upon the exercise of an Option in order for the Company or any of its subsidiaries to obtain a tax deduction otherwise available as a consequence of such grant, exercise or sale, as the case may be.

17.         Listing and Registration of Option Shares. Any Option granted under this Plan shall be subject to the requirement that if at any time the Board shall determine, in its discretion, that the listing, registration, or qualification of the shares covered thereby upon any securities exchange or under any state or federal law or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issuance or purchase of shares thereunder, such Option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

18.         Exculpation and Indemnification. In connection with this Plan, no member of the Board shall be personally liable for any act or omission to act in such person's capacity as a member of the Board, nor for any mistake in judgment made in good faith, unless arising out of, or resulting from, such person's own bad faith, gross negligence, willful misconduct, or criminal acts. To the extent permitted by applicable law and regulation, the Company shall indemnify and hold harmless the members of the Board, and each other officer or employee of the Company or of any of its subsidiaries to whom any duty or power relating to the administration or interpretation of this Plan may be assigned or delegated, from and against any and all liabilities (including any amount paid in settlement of a claim with the approval of the Board) and any costs or expenses (including counsel fees) incurred by such persons arising out of or as a result of, any act or omission to act in connection with the performance of such person's duties, responsibilities, and obligations under this Plan, other than such liabilities, costs, and expenses as may arise out of, or result from, the bad faith, gross negligence, willful misconduct, or criminal acts of such persons.

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19.         Amendment and Modification of this Plan. The Board may at any time, and from time to time, amend or modify this Plan (including the form of Option Agreement) in any respect consistent with applicable regulations; provided, however, that no amendment or modification shall be made that increases the total number of shares covered by this Plan or effects any change in the category of persons who may receive Options under this Plan or materially increases the benefits accruing to Eligible Directors under this Plan unless such change is approved by the holders of a majority of the issued and outstanding shares of Common Stock. Any amendment or modification of this Plan shall not materially reduce the benefits under any Option theretofore granted to an Eligible Director under this Plan without the consent of such Eligible Director or the transferee in the event of the death of such Eligible Director.

20.         Termination and Expiration of this Plan. This Plan may be abandoned, suspended, or terminated at any time by the Board; provided, however, that abandonment, suspension, or termination of this Plan shall not affect any Options then outstanding under this Plan. No Option shall be granted pursuant to this Plan after ten (10) years from the effective date of this Plan as provided in paragraph 21 hereof.

21.         Effective Date; Shareholder Approval; Regulatory Approval. This Plan was originally approved at the 2007 annual meeting of shareholders of KeySource Commercial Bank on May 9, 2007 (the "Effective Date") and was effective as of such date, was assumed and amended by KeySource on or around July 21, 2010, and was assumed and amended and restated by BNC effective September 14, 2012.

22.         Captions and Headings; Gender and Number. Captions and paragraph headings used herein are for convenience only, do not modify or affect the meaning of any provision herein, are not a part hereof, and shall not serve as a basis for interpretation or in construction of this Plan. As used herein, the masculine gender shall include the feminine and neuter, the singular number, the plural, and vice versa, whenever such meanings are appropriate.

23.         Expenses of Administration of Plan. All costs and expenses incurred in the operation and administration of this Plan shall be borne by the Company or by one of its subsidiaries.

24.         Governing Law. Without regard to the principles of conflicts of laws, the laws of the State of North Carolina shall govern and control the validity, interpretation, performance, and enforcement of this Plan.

25.         Inspection of Plan. A copy of this Plan, and any amendments thereto or modifications thereof, shall be maintained by the Secretary of the Company and shall be shown to any proper person making inquiry about it.

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